Exhibit 99.1

SHIRLEY G. DRAZBA JOINS DUCOMMUN INCORPORATED’S

BOARD OF DIRECTORS

SANTA ANA, California (October 22, 2018)—Ducommun Incorporated (NYSE:DCO) announced that its Board of Directors appointed Shirley G. Drazba as an independent director of the company, effective as of October 18, 2018. Ms. Drazba’s appointment expands the number of directors on Ducommun’s board to eight, seven of whom are independent. Ms. Drazba will be a member of the company’s new Innovation Committee.

“We are very pleased to have Shirley join our board and look forward to her contributions”, said Stephen G. Oswald, chairman, president and chief executive officer. “As a proven executive responsible for product strategy, innovation and commercial excellence, Shirley will contribute to the Board in developing high value creation opportunities as well as bring extensive experience in enhancing Ducommun’s product portfolio and market position.”

Ms. Drazba recently retired from IDEX Corporation where she served as corporate vice president, product line strategy & innovation. IDEX Corporation designs and manufactures mission critical products in global niche markets including a wide range of pumps, dispensing equipment and other engineered products to a diverse domestic and international customer base. Prior to her role at IDEX, Ms. Drazba served for almost 20 years with Honeywell International, Inc., a manufacturer of aerospace products and services, control technologies, automotive products, turbochargers and specialty materials, in increasingly important technical and engineering leadership positions. Ms. Drazba holds a BS in Electrical Engineering from the University of Illinois at Urbana-Champaign.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, it is the oldest continuous company in CA, specializing in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.

This press release includes “forward looking statements” within the meaning of the of the federal securities laws relating to Ducommun Incorporated as discussed above, including statements relating to Ducommun’s expectations relating to the contributions of its newly appointed director and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in our reports filed with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward looking statements to reflect subsequent events or circumstances.

CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7224

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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